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Exhibit 99.1                                        NEWS RELEASE


Springs Industries, Inc.                            Contact:  Robert E. Slough
P.O. Box 70                                         Director of Public Relations
Fort Mill, SC 29716                                 Office: 803/547-3738
                                                    Home: 803/366-6646



FOR IMMEDIATE RELEASE                               June 6, 1996

         GRIFFIN, GA.--Springs Industries announced today plans to spend $14.5 million at its Dundee Mills facilities for new towel weaving, fabricating and printing technology, and said towel printing and lace and embroidery operations will be consolidated in Griffin.

         The announcement was made by Crandall C. Bowles, president of Springs' Bath Fashions Group.

         "The investment we will make in 1996 is the largest single-year capital project in the history of towel operations in Griffin and will significantly improve our ability to serve our customers," Bowles said. "It signals a strong Springs commitment to towels, to our towel division associates and to the Griffin community."

         Springs said the Dadeville, Alabama, plant will be sold because its fabrics do not fit the company's traditional product lines. If it cannot be sold during the next two months, the plant will close and its associates given severance pay based on length of service. Dadeville Plant employs about 125 people and manufactures fabrics which are sold to converters.

         Bowles said the project in Griffin will include new looms at two towel weaving plants and new screen print machines, fabrication equipment and an automated packing and materials handling system at Lowell Bleachery.

         As printing and specialty fabrication are consolidated in Griffin, the company will phase out operations at two small plants--a sewing plant in Manchester, Georgia, and a towel printing plant in Newnan, Georgia. The two plants employ 95 people who will be offered employment in Griffin as their jobs
are phased out.   Griffin is within commuting distance of the two facilities.

         At present, towels woven, finished and sewn in Griffin are being sent to Manchester for embroidering or Newnan for printing and then shipped back to the company's distribution center in Griffin. Moving these operations to Griffin will bring about greater efficiencies and allow the Bath Group to be more responsive to customers, Bowles said.

         Springs said plans call for specialty sewing to move to Griffin over the next 60 days and towel printing to move to Griffin in the fourth quarter.





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